SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2008

THE MIDLAND COMPANY
(Exact name of registrant as specified in its charter)

Ohio	1-6026	31-0742526
(State or other jurisdiction of incorporation)	( Commission File No.)	(IRS Employer Identification No. )

7000 Midland Boulevard, Amelia, Ohio 45102-2607
(Address of principal executive offices) (Zip Code)
(513) 943-7100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On March 24, 2008, The Midland Company, an Ohio corporation (“Midland” or the “Company”), held a special meeting of shareholders at which shareholders were asked to consider and vote upon the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2007, by and among Munich-American Holding Corporation, a Delaware corporation (“Parent”), Monument Corporation, an Ohio corporation and a direct wholly owned subsidiary of Parent, and the Company. The Company issued a press release on March 24, 2008 announcing that, based on a count of the votes cast at the special meeting, Company shareholders have adopted the Merger Agreement.  Approximately 99.9% of the votes cast and approximately 87.8% of the shares outstanding and entitled to vote at the special meeting were voted in favor of the proposal to adopt the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

The adoption of the Merger Agreement satisfies one of the conditions to completion of Parent’s acquisition of the Company. Consummation of the acquisition remains subject to other customary closing conditions, including the receipt of insurance regulatory approvals.

Pending satisfaction of the remaining closing conditions, including receipt of necessary insurance approvals, the parties continue to expect the closing to occur on or about April 3, 2008.  The Company does not expect to hold its 2008 Annual Meeting of Shareholders for the election of directors.

Item 9.01  Financial Statements and Exhibits.

        (d)   Exhibits.
Exhibit No.	Description
99.1	Press Release dated March 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDLAND COMPANY

Date: March 24, 2008	By:	/s/ W. Todd Gray
W. Todd Gray
Executive Vice President and
Chief Financial Officer